Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and effective as of November 4, 2011, by and between Atlas Energy, L.P., a Delaware limited partnership having its principal office in Moon Township, Pennsylvania (“Employer”), and Matthew A. Jones, an individual residing in Haverford, Pennsylvania (“Executive”).

WHEREAS, Executive has been Senior Vice President and President and Chief Operating Officer of the Exploration and Production Division of Employer since February 18, 2011, and Employer, the Companies (as defined in Section 3.C hereto) and Executive desire to formalize the arrangements regarding his employment by Employer.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment/Duties.

A. Employment. Employer hereby agrees to continue to employ Executive as Senior Vice President and President and Chief Operating Officer of the Exploration and Production Division of Employer (the “Position”), and Executive may hold other positions and offices at affiliates of Employer. Executive hereby accepts such employment in accordance with the terms of this Agreement. The Position will be full-time (subject to the provisions of Section 1.C hereof). In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable generally to full-time employees, the terms of this Agreement shall control.

B. Duties. Executive reports at the direction of the Chief Executive Officer of Employer (and if the Chairman of Employer is not also the Chief Executive Officer of Employer, also to the Chairman of Employer) and, when appropriate, the Board of Directors of Employer (the “Board”) and is bound to follow their lawful instructions and directions. Executive agrees to serve diligently, competently and to the best of his abilities during the period of employment.

C. Other Interests. Employer acknowledges that Executive has in the past participated in or served, and does currently and is expected in the future to participate in or serve, in other professional and civic activities, including civic and charitable boards or committees, industry associations, fulfill speaking engagements or teach at educational institutions and other activities that do not conflict with the business and affairs of the Companies or interfere, individually or in the aggregate, with Executive’s performance of his duties hereunder.

2. Term. The term of this Agreement shall commence on November 4, 2011 (the “Employment Effective Date”) and, unless sooner terminated pursuant to Section 5 hereof, shall continue for an initial period of two (2) years after the Employment Effective Date, subject to automatic extensions as provided for in this Section 2. Beginning on the one

(1)-year anniversary of the Employment Effective Date, the term of this Agreement shall automatically renew daily so that on any day on which this Agreement is in effect, the Contract Period (as defined in this Section 2) shall have a then-remaining term of not less than one (1) year; provided, however, that such automatic extension shall cease upon the Employer’s written notice to Executive of its election to terminate this Agreement at the end of the one (1)-year period then in effect, which such notice may not be given prior to the one (1)-year anniversary of the Employment Effective Date. The term of this Agreement, as in effect from time to time pursuant to the terms and conditions of this Section 2, shall hereinafter be referred to as the “Contract Period.” A termination of Executive’s employment under this Agreement for any reason shall be referred to as a “Termination.”

3. Compensation.

A. Base Salary. During the Contract Period, the Executive will be paid a base salary of $280,000 per annum (“Base Salary”). Increases may be made to the Base Salary at the discretion of the Board. Effective as of the date of any such increase, the Base Salary, as increased, shall be the Base Salary for all purposes of this Agreement and may not thereafter be reduced. Such Base Salary shall be paid in accordance with Employer’s regular payroll policies and shall be subject to all applicable withholding requirements.

B. Cash Bonus. Executive shall be eligible to receive a bonus determined in accordance with procedures established by the Compensation Committee of the Board. All bonus payments shall be subject to all applicable withholding requirements.

C. Equity Compensation. Executive shall be eligible to receive grants of equity-based compensation in the form of restricted unit grants, options to purchase units, phantom units or other forms of equity-based compensation that the Board may determine. Such equity based compensation may be with respect to the securities of Employer, Atlas Pipeline Partners, L.P., or other affiliates of Employer (together the “Companies”). Collectively, all equity based compensation in any of the Companies will be referred to as “Units.” As of the date hereof, Executive holds Units in the amounts set forth on Schedule 3.C hereto. Except as otherwise provided for in this Agreement, any unvested Units will be subject to forfeiture in accordance with the applicable long-term incentive plan (a “Plan”) pursuant to which such Units are granted (the “Restrictions”). For purposes of the Units, Executive’s employment will be considered to continue as long as he remains employed by or performs services for any of the Companies. Notwithstanding anything to the contrary in the Companies’ grant agreements, if (i) Executive’s employment is terminated by Employer without Cause (as defined in Section 5.B and taking into account the application of Section 5.G), (ii) Executive terminates his employment for Good Reason (as defined in Section 5.E), (iii) Executive terminates his employment after a non-renewal of the Agreement by Employer in accordance with the terms and conditions of Section 3, or (iv) Executive’s employment is terminated by reason of death or Disability (as defined in Section 5.D), then (subject to the terms and conditions of Section 6.C(iv) in the case of clauses (i) and (ii)) any Restrictions with respect to any Units outstanding and held by Executive on the Date of Termination shall terminate as of the Date of Termination, and all such Units shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the Termination.

4. Benefits.

A. Vacation Leave. Executive is entitled to take vacation days, holidays and personal days according to Employer’s regular policies and procedures applicable to other executives of Employer.

B. Benefit Plans. During the Contract Period and, to the extent specifically provided for herein, thereafter, (i) Executive shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of Employer to the extent they are generally available to other senior officers, directors and executives of Employer, and (ii) Executive and/or his family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by Employer, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors or executives of Employer. Employer retains the right to select and to change any insurance provider at its discretion.

C. Expenses. Employer shall reimburse Executive for all reasonable and necessary work-related administrative and travel expenses incurred by Executive in carrying out his duties under this Agreement, pursuant to Employer’s business expense policies and procedures. Written receipts shall be submitted to document all expenses for which reimbursement is sought in accordance with Employer’s policies and procedures in effect from time to time.

5. Termination. Anything herein contained to the contrary notwithstanding, Executive’s employment shall terminate as a result of any of the following events:

A. Executive’s death.

B. Termination by Employer for Cause. “Cause” shall encompass any of the following: (i) the Executive has committed any demonstrable and material act of fraud; (ii) illegal or gross misconduct by the Executive that is willful and results in damage to the business or reputation of the Companies; (iii) the Executive is convicted of a felony or a crime involving fraud or embezzlement; (iv) the continued failure by the Executive to substantially perform his duties under this Agreement (other than as a result of physical or mental illness or injury) after Employer delivers to the Executive a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which Employer believes that the Executive has not substantially performed his duties; or (v) the Executive has failed to follow reasonable written directions of Employer which are consistent with his duties hereunder and not in violation of applicable law, provided the Executive shall have 10 business days after written notice to cure such failure (to the extent then curable). In order to terminate Executive’s employment for Cause, Employer must give Executive written notice of its intention to terminate Executive’s employment for Cause, setting forth in reasonable detail the specific conduct constituting Cause and the specific provisions of this Agreement on which such claim is based.

C. Termination by Employer without Cause upon ninety (90) days’ prior written notice to Executive.

D. Executive becomes disabled by reason of physical or mental disability for more than 180 days in the aggregate or a period of 90 consecutive days during any 365-day period and the Board determines, in good faith based upon medical evidence, that Executive, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”). Executive agrees to provide his medical records and to submit to a medical examination so that the Board may make its determination. A Termination by Employer for Disability shall be communicated to Executive by written notice and shall be effective on the 30th day after Executive’s receipt of such notice (the “Disability Effective Date”) unless Executive returns to full-time performance of his duties before the Disability Effective Date.

E. Termination by Executive for “Good Reason” upon 30 days’ prior written notice to Employer (subject to the Employer’s cure right described below). “Good Reason” shall mean any of the following: (i) a material reduction in Base Salary, (ii) a demotion of Executive from the Position, (iii) a material reduction of Executive’s duties; provided that Executive and Employer acknowledge that Executive’s duties will have been materially reduced if Employer ceases to be a public company and the Chief Executive Officer of Employer or Chairman of the board of directors of Atlas Energy GP, LLC is not, immediately following the transaction pursuant to which Employer ceases to be a public company, the Chief Executive Officer of Employer (or the acquiring entity, if any), (iv) Employer’s requiring Executive to be relocated to a location more than 35 miles from Executive’s location immediately prior to such relocation, or (v) any action or inaction that constitutes a material breach by Employer of this Agreement. In such case, Executive must provide written notice of Termination for Good Reason to Employer within 30 days after the event constituting Good Reason. Employer shall, except in the case of a Termination by Executive for Good Reason pursuant to the proviso clause in clause (iii) of this Section 5.E, have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notice of Termination. If Employer does not correct the act or failure to act, Executive must terminate employment for Good Reason within thirty 30 days after the end of the cure period in order for the Termination to be considered a Good Reason Termination.

F. A Termination by Executive for any reason other than those set forth in Section 5.E (other than by Executive’s death or Disability) upon thirty (30) days’ prior written notice to Employer.

G. Termination by Employer at or after the end of the Contract Period by reason of a non-renewal of this Agreement pursuant to the terms and conditions of Section 2. Such a Termination shall constitute a Termination without Cause for purposes of Section 3.C, Section 6.C(iii), and Section 7.B and otherwise constitute a resignation other than for Good Reason for purposes of Section 6.B.

H. The “Date of Termination” means the date of Executive’s death, the Disability Effective Date or the date on which the Termination by Employer for Cause or without Cause or by Executive for Good Reason or without Good Reason is effective in accordance with this Agreement, as the case may be.

6. Consideration Payable to Executive Upon Termination or in the Event of Disability or Death.

A. Disability/Death. If Executive’s employment is terminated by reason of his Disability or death during the Contract Period, Employer shall pay to Executive or Executive’s designated beneficiaries (or, if there is no beneficiary, to Executive’s estate or legal representative), as the case may be, in one cash payment within 60 days after the Date of Termination, the sum of the following amounts: (1) any portion of the Base Salary that has been earned through the Date of Termination but not paid to Executive as of the Date of Termination; (2) any accrued but unpaid short-term incentive compensation earned for any year prior to the year in which the Date of Termination occurs and, to the extent required to be paid under the terms of Employer policy in effect from time to time and applicable law, any accrued but unpaid vacation pay as of the Date of Termination; and (3) an amount representing the short-term incentive compensation opportunity awarded to Executive for the fiscal year in which the Date of Termination occurs equal to the amount of short-term incentive compensation earned by Executive with respect to the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is the total number of days in such fiscal year (such amounts in (1), (2) and (3), the “Accrued Obligations”). Notwithstanding herein anything to the contrary, in the case of a Termination by reason of Disability or death, Executive and his dependents shall have health insurance paid for by Employer for a one-year period after the Date of Termination. In the event of Termination under this paragraph, all other benefits, payments or compensation to be provided to Executive hereunder shall, except as provided otherwise in Section 3.C, terminate.

B. By Employer for Cause; By Executive Other than for Good Reason. If Executive’s employment is terminated during the Contract Period by Employer for Cause or by Executive other than for Good Reason, Employer shall pay Executive any portion of the Base Salary and, to the extent required to be paid under the terms of Employer policy in effect from time to time and applicable law, any accrued vacation pay, in each case through the Date of Termination, to the extent earned but not paid as of the Date of Termination. In the event of Termination under this paragraph, all other benefits, payments or compensation to be provided to Executive hereunder shall terminate and Executive’s rights in incentive plans shall be governed solely by the terms of the applicable plan, except that all Units that have vested as of the Date of Termination shall not be subject to forfeiture.

C. By Employer Other than for Cause; By Executive for Good Reason. If, during the Contract Period, Employer terminates Executive’s employment other than for Cause, or Executive terminates employment for Good Reason, Employer shall pay to Executive the Accrued Obligations within 60 days after the Date of Termination, and Employer will pay any other benefits accrued and due under any applicable benefit plans and programs of Employer pursuant to the terms of such respective plans and programs. In addition, if Executive timely executes and does not revoke the “Release” (as defined in and subject to the terms and conditions of Section 6.C(iv)), Employer shall pay to Executive the following severance compensation (it being understood that Executive is not entitled to any payments under any severance plan or program for employees or executives):

(i) Employer will pay Executive an amount equal to two (2) times the “Average Compensation.” The severance compensation shall be payable in a single lump sum within no later than 60 days after the Date of Termination, subject to the terms and conditions of Section 25.A and Executive’s timely execution and nonrevocation of the Release prior to such payment. As used herein, the term “Average Compensation” shall mean: (a) Base Salary in effect immediately before Termination, plus (b) the average of the cash bonuses earned for the three (3) calendar years preceding the year in which the Date of Termination occurs.

(ii) During the twenty-four (24)-month period following Executive’s Date of Termination (the “Separation Period”), Executive may elect continued health and dental coverage under the Employer’s health and dental plans in which Executive participated at the Date of Termination, as in effect from time to time, provided that Executive shall be responsible for paying the full monthly cost of such coverage; and provided further that, if requested in writing by Employer, Executive must timely elect continued coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code” and such coverage, the “COBRA Coverage”), it being understood in all cases that the COBRA Coverage continuation period under Section 4980B of the Code shall run concurrently with the Separation Period. The monthly cost shall be the premium determined for purposes of COBRA Coverage under Section 4980B(f)(4) of the Code in effect from time to time (the “COBRA Premium”). Each month in which Executive pays the COBRA Premium, Employer will reimburse Executive for the COBRA Premium in an amount equal to the COBRA Premium less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee of Employer. As an alternative, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided or result in penalty taxes to Executive pursuant to Section 409A of the Code, Employer may elect to pay Executive cash in lieu of such coverage in an amount equal to the product of the number of months then remaining in the Separation Period and the COBRA Premium. In each case, these payments will commence within 30 days following the Date of Termination, subject to Executive’s timely execution and nonrevocation of the Release, and will be paid on the first payroll date of each month during the Separation Period.

(iii) As set forth in Section 3.C, any Restrictions with respect to any Units outstanding and held by Executive on the Date of Termination shall terminate as of the Date of Termination, and all such Units shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the Termination.

(iv) In order to receive payments under clauses (i), (ii) and (iii) of this subsection 6.C, Executive must sign and deliver to the Employer a release, in a form acceptable to Employer, of any and all claims against Employer, the Companies, their respective officers, directors, and agents and all related parties with respect to all matters arising out of Executive’s employment and the Termination (other than claims for any entitlements under the terms of this

Agreement or under any plans or programs of Employer under which Executive has accrued and is due a benefit) within 53 days after the Date of Termination (the “Release”), and Executive must not revoke such Release within the seven-day statutory revocation period after Executive’s timely delivery of such Release to the Employer. If Executive does not sign and timely deliver the Release, or if Executive revokes such Release within such seven-day statutory period, Executive forfeits any and all right to any payments or benefits in this Agreement conditioned upon Executive’s execution and nonrevocation of such Release.

The payments provided pursuant to this Section 6.C are intended to compensate Executive for a Termination by Employer other than for Cause or by Executive for Good Reason and shall be the sole and exclusive remedy therefor.

7. Confidentiality/Restrictive Covenants.

A. In connection with Executive’s services to Employer, Employer agrees that it will provide access to certain proprietary and confidential information of Employer and the Companies that is not generally known to the public, including but not limited to, its services, personnel, procedures and financial information. The promises of the Employer contained herein are not intended to be contingent upon continued employment but are intended by the parties to be fully enforceable at the time of the execution of this Agreement. Executive acknowledges and agrees that Executive’s employment by Employer creates a relationship of confidence and trust between the Executive and Employer that extends to all confidential information that becomes known to Executive. Executive agrees not to directly, indirectly or otherwise, disclose, publish, make available to, or use for his own benefit or the benefit of any person, firm, corporation or other entity for any reason or purpose whatsoever, any proprietary or confidential information during the Contract Period and thereafter other than in connection with performing Executive’s services for Employer in accordance with this Agreement. Upon a Termination, Executive agrees not to retain or take with him any confidential notes, records, documents or other proprietary or confidential information about Employer, the Companies or any of their affiliates prepared or obtained in the course of employment.

B. In the event that (i) Executive’s employment is terminated by Employer for Cause or (ii) Executive resigns without Good Reason (in the case of (ii), other than (A) if neither Edward E. Cohen nor Jonathan Z. Cohen is, on the Date of Termination, either the Chief Executive Officer of Employer or the Chairman of the board of directors of Atlas Energy GP, LLC, or (B) for the avoidance of doubt, a Termination by Executive after a non-renewal of the Agreement by Employer in accordance with the terms and conditions of Section 2), then Executive shall not, until eighteen (18) months after the Date of Termination, for whatever reason, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly engage in any natural gas exploration or production business in the continental United States. For purposes of this clause 7.B, “to engage” shall include Executive’s acting as an owner (of more than 5%), employee, director or officer of an entity so engaged.

C. Executive shall not, until two (2) years after the Date of Termination, for himself or on behalf of any other person, firm, partnership, corporation, or other entity,

directly or indirectly solicit or hire, or attempt to solicit or hire, any employee of Employer or any of its affiliates (or any person employed by Employer or any of its affiliates within the six (6)-month period prior to such solicitation or hire or attempt to solicit or hire) away from Employer or any of its affiliates. The forgoing shall not apply to general advertisements or solicitations that are not targeted to any specific individuals.

D. Executive acknowledges that the restrictions contained in this Section 7 are, in view of the nature of the business of Employer, reasonable and necessary to protect the legitimate interests of Employer, and that any violation of any provision of this Section 7 will result in irreparable injury to Employer. Executive also acknowledges that in the event of any such violation, Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. Executive agrees that in the event of any such violation, an action may be commenced by Employer for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or, if jurisdiction is lacking in Pennsylvania, in any other court of competent jurisdiction. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive under the notice provisions contained in Section 13 hereof.

8. Golden Parachute Excise Tax Modified Cutback.

A. Anything in this Agreement to the contrary notwithstanding, in the event Grant Thornton or such other accounting firm as shall be designated by Employer (the “Accounting Firm”) shall determine that receipt of all payments or distributions by Employer or its affiliates in the nature of compensation to Executive or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to Section 6.C of this Agreement (the “Agreement Payments”) to the “Reduced Amount” (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement.

B. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, Employer shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon

Employer and Executive absent manifest error and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the applicable Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. All fees and expenses of the Accounting Firm shall be borne solely by Employer.

C. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by Employer to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either Employer or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to Employer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to Employer if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by Employer to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

D. For purposes hereof, (i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8.A, and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant tax year(s).

E. To the extent requested by Executive, Employer shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of Employer (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

9. Representations.

A. Executive represents and warrants to Employer that he is not now subject to any non-competition, restrictive covenant, or other restriction or agreement that would prevent, limit or impair in any way his ability to perform all of his obligations under this Agreement.

B. Executive agrees that he will disclose and provide a copy of the confidentiality provisions of this Agreement to any prospective Employer and/or recruiter.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by Executive as the result of employment by any other person, firm or corporation.

11. Other Employer Policies. Executive understands and agrees that Executive is subject to all other policies of the Employer not inconsistent with this Agreement, including, but not limited to, policies pertaining to vacation entitlement, sick leave, holiday pay, health care, and expense reimbursement.

12. Interpretation and Enforcement of this Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party hereto. Employer expressly reserves the right to enforce any and all provisions of the Agreement. In the event of a breach or violation of this Agreement by Executive, Employer may pursue all appropriate avenues of relief, including bringing legal action against Executive, provided under this Agreement.

13. Notification and Waiver.

A. This Agreement is understood by Executive to be clear and fully enforceable as written. Executive should not execute it if he believes otherwise. However, if Executive later challenges the enforceability or clarity of any provision of this Agreement, Executive agrees to notify Employer of this challenge in writing at least 14 days before engaging in any activity that could possibly be prohibited by this Agreement. Both Executive and Employer agree to then meet and confer or mediate for the purpose of resolving the dispute. If no resolution is arrived at, then the parties will be free to pursue all of their legal rights and remedies. If, however, Executive elects not to provide advance notice described above and does not participate in good faith in the “meet and confer” process described above, then Executive agrees that Executive’s failure to comply will be considered a waiver of Executive’s right to challenge the enforceability and/or clarity of the terms of this Agreement and the restrictions in it.

B. Any notice required by this Agreement or given in connection with it shall be in writing and shall be given to the appropriate party by personal delivery or by a nationally recognized overnight courier service, in each case, to the then current address of the party receiving such notice.

14. Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter herein. This Agreement may not be modified unless the change or modification or waiver is in writing and signed by Executive and an officer of Employer who is not the Executive.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

16. Arbitration. Except as provided otherwise in Section 7.D and except with respect to any dispute in which the primary relief sought is an equitable remedy such as an injunction, in the event of any dispute under this Agreement, the parties shall be required to settle the dispute, controversy or claim by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association before a panel of three arbitrators, one of whom shall be selected by Employer, one of whom shall be selected by the Executive, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. The parties hereby agree that upon a Termination by Employer without Cause or by Executive for Good Reason, Employer shall pay all amounts due to Executive subject to the terms and conditions of Section 6.C (it being agreed that TIME IS OF THE ESSENCE) without offset or reduction. If Employer determines it has an offset or basis for reduction with respect to any payment, it shall notify Executive of such determination, in writing, as soon as reasonably practicable and in any event on or prior to the deadline for making such payment. In such case, Employer shall make the full payment, but Executive shall be obligated to return any portion of such payment that is determined, pursuant to the terms and conditions set forth in this Section 16, to be owed by Executive to Employer. In the event of an action hereunder in which Executive is the prevailing party, Employer shall (subject to the terms and conditions of Section 25.B) promptly reimburse Executive for his actual and reasonable legal fees and costs incurred in connection with such action.

17. Interpretation of Agreement. The provisions of this Agreement shall not be construed in favor of or against either party. In the event any provision of this Agreement is determined by a court to be invalid or unenforceable, the parties contemplate that the provisions may be modified by the court to make them enforceable to the fullest extent allowed by law.

18. Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of the Agreement of any of the obligations above.

19. No Assignment. Neither this Agreement nor any interest in this Agreement may be assigned by Executive without the prior express written approval of Employer; which may be withheld by Employer at Employer’s sole and absolute discretion.

20. Severability. If any provision of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

21. Waiver of Jury Trial. The parties hereby knowingly, voluntarily and intentionally waive the right any of them may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with Executive’s employment with Employer. This provision is a material inducement for the parties’ acceptance of this Agreement. For the avoidance of doubt, the forgoing is not intended to modify the provisions of Section 16.

22. Continuing Effect. Executive’s obligations and commitments under this Agreement, other than his obligation to perform duties under Section 1, including specifically without limitation otherwise the promises and commitments of Sections 7, 8, 9 15 and 16, shall continue after Executive’s departure from Employer, regardless of Executive’s Termination for any reason or any breach of any other obligation or agreement, if any, of Employer to Executive.

23. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

24. Agreement is Knowing and Voluntary. Executive has carefully reviewed this Agreement to assure his complete understanding of the Agreement’s full effect. Executive has actively engaged in negotiations concerning the terms and conditions of the Agreement. Executive has been given the opportunity by Employer to engage in a review of this Agreement independently, in consultation with an attorney, and to discuss the Agreement with his family. Executive’s signing of this Agreement is knowing and voluntary.

25. Section 409A.

A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of a penalty tax on the Executive under Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A. Any payments or benefits that are provided upon a Termination shall, to the extent necessary in order to avoid the imposition of a penalty tax on the Executive under Section 409A, not be provided unless such Termination constitutes a “separation from service” within the meaning of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if the Executive is considered a “specified employee” (as defined in Section 409A), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A, be delayed for six months after Executive’s “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten days after the end of the six-month period. If the Executive dies during the six-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

B. For purposes of section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

26. Effective Date. This Agreement shall not be final nor take effect until it is signed by Executive and dated and executed by Employer.

[Signatures on Following Page]

IN WITNESS WHEREOF, Employer and Executive have executed this Agreement on the date and year written above:

EMPLOYER:

ATLAS ENERGY, L.P.

By:	/s/ Jonathan Z. Cohen

EXECUTIVE:

/s/ Matthew A. Jones
Matthew A. Jones

Schedule 3.C

to

Employment Agreement of Matthew A. Jones

	Phantom Units	Options
	Unvested	Vested	Unvested
Atlas Energy, L.P.	150,000	100,000	200,000